Exhibit 99.1

DREAMWORKS ANIMATION REPORTS

FOURTH QUARTER AND YEAR-END 2014 FINANCIAL RESULTS

Glendale, California – February 24, 2015 – DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today reported revenues for the quarter ended December 31, 2014 of $234.2 million, representing an increase of 14.7% from the same period in 2013. In addition, DWA reported an adjusted(1) operating loss of $(37.6) million and adjusted(1) net loss attributable to DWA of ($64.1) million or an adjusted(1) loss of ($0.75) per share. Adjusted financial results exclude a $210.1 million pre-tax charge associated with Company’s restructuring plan announced on January 22, 2015. The Company’s results for the quarter ended December 31, 2014 include impairment charges of $57.1 million, or a loss of approximately $(0.63) per share, primarily related to the performance of The Penguins of Madagascar and Mr. Peabody and Sherman, as well as certain other titles and investments.

Including the impact of the restructuring plan, DWA reported an operating loss of ($247.7) million and reported net loss attributable to DWA of ($263.2) million, or ($3.08) per share for the quarter ended December 31, 2014. Of the restructuring-related charges totaling $210.1 million or a loss of ($2.33) per share, $54.6 million was related to employee termination costs and other contractual obligations and $155.5 million was primarily related to write-offs of capitalized production costs of unreleased projects, including B.O.O. and Monkeys of Mumbai, as well as other charges associated with changes in the film slate.

“Although 2014 was a challenging year for our Company, I am confident that our recent announcement to restructure our feature film business will enable us to deliver great films and better box office results, while improving the overall financial performance of our business,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “And while 2015 will be a transitional year for us, I couldn’t be more confident for the future. We have a set of strategic imperatives in place designed to ensure sustainable and profitable growth over the long term.”

(1)	Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Fourth Quarter Review:

DWA’s fourth quarter revenues of $234.2 million increased 14.7% due to increases in revenues across each of the Company’s primary segments.

Revenues for the quarter ended December 31, 2014 from the Feature Film Segment increased to $131.3 million, while segment gross profit declined to $(152.2) million, primarily due to the impact of film and other inventory write-offs of $153.8 million stemming from the Company’s restructuring initiatives, as well as impairment charges of $39.7 million related to The Penguins of Madagascar and Mr. Peabody and Sherman:

The Penguins of Madagascar, which was released theatrically on November 26, 2014, has reached $358.0 million at the worldwide box office to date. The film contributed feature film revenue of $6.9 million in the quarter, primarily from distribution outside of Fox territories. Fox did not report any revenue to DWA in the quarter for the film as they had not yet recouped their marketing and distribution costs.

How to Train Your Dragon 2 contributed feature film revenue of $66.0 million in the quarter, primarily from home entertainment. The film was released into the domestic home entertainment market on November 11, 2014 and through the end of the fourth quarter reached an estimated 7.5 million home entertainment units sold worldwide, net of actual and estimated future returns.

Mr. Peabody & Sherman was released into the domestic home entertainment market on October 14, 2014 and through the end of the fourth quarter, reached an estimated 3.4 million home entertainment units sold worldwide, net of actual and estimated future returns. Fox did not report any revenue to DWA in the quarter for Mr. Peabody and Sherman as they had not yet recouped their marketing and distribution costs.

Turbo contributed feature film revenue of $5.8 million in the quarter, primarily from home entertainment. The film was released into the domestic home entertainment market on November 12, 2013 and through the end of the fourth quarter, reached an estimated 6.3 million home entertainment units sold worldwide, net of actual and estimated future returns.

The Croods contributed feature film revenue of $6.5 million in the quarter, primarily from home entertainment. The film was released into the domestic home entertainment market on October 1, 2013 and through the end of the fourth quarter, reached an estimated 9.0 million home entertainment units sold worldwide, net of actual and estimated future returns.

Library titles contributed feature film revenue of $46.1 million to the quarter.

Revenues for the quarter ended December 31, 2014 from the Television Series and Specials Segment increased 7.7% to $50.7 million. Segment gross profit declined from $7.3 million to $(2.6) million, as the higher revenues were more than offset by write-downs of capitalized film costs totaling $13.3 million in the quarter, primarily due to revisions in estimated future revenues for certain television specials, as well as up front marketing costs related to the various television series that were delivered in the quarter.

Revenues from the Consumer Products Segment increased 77.5% to $22.1 million, while segment gross profit increased to $6.1 million mostly due to increased sales in the Company’s merchandise, location-based entertainment and retail development businesses.

The Company is now presenting a New Media Segment within its financials, which consists of revenues and expenses attributable to Awesomeness TV (“ATV”) and related businesses. Revenues and segment gross profit for the quarter ended December 31, 2014 from the Company’s New Media Segment increased to $24.9 million and $13.2 million, respectively. The New Media Segment benefitted from the production and delivery of original programming, sponsorships arrangements and content licensing fees.

Also during the quarter, DWA entered into a joint venture agreement with Hearst Corporation (“Hearst”) under which Hearst purchased a 25% ownership interest in ATV for $81.25 million. DWA also entered into an agreement with the former stockholders of ATV under which the Company paid $80.0 million in lieu of any amounts of earn-out consideration. As a result, DWA recorded a gain in the quarter of $6.8 million to reflect the change in fair value of the contingent consideration liability.

Revenues for the quarter ended December 31, 2014 from the All Other Segment declined to $5.2 million, primarily because the Company is no longer self-producing any live performance productions. In the prior year period, the Company earned revenues of $11.0 million attributable to the subscription video-on-demand (“SVOD”) release of the filmed version of Shrek the Musical. Segment gross profit decreased to $(4.0) million, largely due to lower revenues and the write-off of capitalized costs in the amount of $5.4 million.

For the quarter ended December 31, 2014, DWA posted an adjusted operating loss of ($37.6) million. This was primarily driven by impairment write-downs on certain film assets and investments, as well as the impact of increased investment in support of brand and new business initiatives.

The reported operating loss for the quarter ended December 31, 2014, inclusive of restructuring-related charges was $(247.7) million.

The Company’s income tax expense for the fourth quarter was $239.4 million, largely driven by the establishment of a valuation allowance against certain deferred tax assets in the amount of $338.9 million. The impact of establishing the valuation allowance was partially offset by a corresponding decrease in income tax benefit payable to a former stockholder in the amount of $252.6 million, resulting in a net expense of $86.3 million. The Company’s combined effective tax rate, its actual tax rate coupled with the effect of a tax sharing agreement with a former stockholder, was 5.2% for the quarter.

Adjusted net loss attributable to DWA for the quarter ended December 31, 2014 was ($64.1) million, or an adjusted loss of ($0.75) per share. Reported net loss attributable to DWA for the quarter ended December 31, 2014 was $(263.2) million, or $(3.08) per share.

Full Year Review:

DWA’s full year 2014 revenues decreased 3.2% to $684.6 million, as increases in the New Media segment were more than offset by lower year-over-year performance in the Feature Film Segment.

Full year 2014 revenues for the Feature Film Segment decreased to $453.5 million, as increases from current year theatrical releases were more than offset by lower contributions from prior year theatrical releases and lower library revenues relative to the prior year period. Segment gross profit declined to $(89.4) million, primarily due to restructuring-related charges totaling $163.0 million, as well as impairment charges totaling $96.7 million, primarily related to the performance of The Penguins of Madagascar and Mr. Peabody and Sherman:

The Penguins of Madagascar contributed feature film revenue of $6.9 million in 2014, primarily earned in markets outside Fox distribution territories. During the year ended December 31, 2014, Fox did not report any revenue to DWA for The Penguins of Madagascar as they had not yet recouped their marketing and distribution costs.

How to Train Your Dragon 2 contributed feature film revenue of $142.8 million in 2014, mostly from theatrical and home entertainment.

Mr. Peabody and Sherman contributed feature film revenue of $4.5 million in 2014, primarily earned in markets outside of Fox distribution territories. During the year ended December 31, 2014, Fox did not report any revenue to DWA for Mr. Peabody and Sherman as they had not yet recouped their marketing and distribution costs.

Turbo contributed revenue of $51.8 million in 2014, primarily related to SVOD distribution, as well as revenues earned in the worldwide television and home entertainment markets.

The Croods contributed film revenue of $75.5 million in 2014, primarily related to SVOD distribution, as well as revenues earned in the worldwide television and home entertainment markets.

Library titles contributed feature film revenue of $161.3 million in the full year 2014.

Full year 2014 revenues from the Television Series and Specials Segment declined 2.7% to $103.0 million, mostly due to a decline in revenues generated by holiday television specials and Classic Media properties, partially offset by an increase in revenues generated by How to Train Your Dragon and other television series. Segment gross profit declined 71% to $6.7 million, primarily due to write-downs of capitalized films costs totaling $13.3 million, as well as higher up front marketing costs related to the new content delivered to various partners throughout the year.

Revenues from the Consumer Products Segment decreased 3.9% to $64.8 million. Impacting the comparison was $13.8 million in the prior-year period associated with the sale of the 1960s live-action Batman television series to Fox, as well as the licensing of Kung Fu Panda and the DreamWorks brand to Oriental DreamWorks. Excluding this, the Consumer Products segment grew revenues by 21.0% and gross profit increased to $23.7 million, largely driven by location-based entertainment and merchandise sales.

Full year 2014 revenues from the New Media Segment increased from $11.4 million to $49.0 million and segment gross profit margin improved from 20.2% to 36.5%. The timing of the Awesomeness TV acquisition in May 2013 has an impact on the year-over-year revenue comparison. In addition, this segment benefitted from the production and delivery of original programming, as well as sponsorship arrangements.

Also during the full year of 2014, DWA entered into a joint venture agreement with Hearst under which Hearst purchased a 25% ownership interest in ATV for $81.25 million. Additionally, DWA entered into an agreement with the former stockholders of ATV under which the Company paid $80.0 million in lieu of any amounts of earn-out consideration. As a result, DWA recorded a gain of $16.5 million to reflect the change in fair value of the contingent consideration liability.

Revenues from the Company’s All Other Segment declined to $14.3 million, primarily because DWA is no longer self-producing any live performance productions. In the prior year period, the Company earned revenues of $11.0 million from the SVOD release of the filmed version of Shrek the Musical. Segment gross profit decreased to $(5.0) million largely due to lower revenues and the write-off of capitalized costs in the amount of $5.4 million.

DWA posted an adjusted operating loss for 2014 of ($90.0) million. This was largely due to impairment write downs on certain film assets, as well as increased investments in support of brand and new business initiatives.

The Company’s reported operating loss for 2014 was ($300.0) million. The decrease was largely due to film and other impairments, restructuring-related charges and increased investments in support of brand and new business initiatives.

The Company’s income tax expense for the full year 2014 was $222.1 million. DWA established a valuation allowance against certain deferred tax assets in the amount of $338.9 million and recorded a corresponding decrease in income tax benefit payable to a former stockholder in the amount of $252.6 million, resulting in a net expense of $86.3 million. The Company’s combined effective tax rate, its actual tax rate coupled with the effect of a tax sharing agreement with a former stockholder, was 9.3% for the full year 2014. DWA currently expects that its full-year 2015 combined effective tax rate will be minimal.

Adjusted net loss attributable to DWA for 2014 was ($119.1) million, or an adjusted loss of ($1.41) per share. Reported net loss attributable to DWA for 2014 was ($309.6) million, or a loss of ($3.65) per share.

For the year ended December 31, 2014, net cash used in operating activities was ($162.4) million. The main source of cash from operating activities during the period was the collection of worldwide theatrical and home entertainment revenues from films as well as revenues from the television segment. Cash used in operating activities for the year ended December 31, 2014, included a greater number of projects in development and in production, the expansion of episodic series productions, as well as participation and residual payments. In addition, as of December 31, 2014, there was $215 million outstanding under the Company’s revolving credit facility.

Subsequent to the end of the year, in February 2015, DWA amended the $400 million revolving credit facility and increased the size of the committed facility to $450 million and extended the term through February 2020. Also in February 2015, DWA entered into an agreement for a $185 million sale and leaseback transaction for the campus located in Glendale, California.

Significant first quarter 2015 events include the theatrical release of Home as well as the release of The Penguins of Madagascar into the home entertainment market.

Items related to the earnings press release for the fourth quarter of 2014 will be discussed in more detail on the Company’s earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, February 24, 2015, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1085 in the U.S. and (612) 288-0329 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at ir.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, February 24, 2015. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 352276 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at ir.dreamworksanimation.com.

About DreamWorks Animation

DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for five consecutive years. In 2013, DreamWorks Animation ranked #12 on the list. All of DreamWorks Animation’s feature films are produced in 3D. The Company has theatrically released a total of 30 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda, How to Train Your Dragon, Puss In Boots, and The Croods.

Contact:

Press:	Investors:
Matt Lifson	Jennifer DiGrazia
DreamWorks Animation Public Relations	DreamWorks Animation Investor Relations
(818) 695-6576	(818) 695-3384
Matt.Lifson@dreamworks.com	Jennifer.Digrazia@dreamworks.com

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
	2014	2013
	(in thousands, except par value
	and share amounts)
Assets
Cash and cash equivalents	$34,227	$95,467
Restricted cash	25,244	244
Trade accounts receivable, net of allowance for doubtful accounts	160,585	130,744
Receivables from distributors, net of allowance for doubtful accounts	271,256	283,226
Film and other inventory costs, net	827,890	943,486
Prepaid expenses	17,555	20,555
Other assets	40,408	23,141
Investments in unconsolidated entities	35,330	38,542
Property, plant and equipment, net of accumulated depreciation and amortization	180,607	186,670
Deferred taxes, net	—	221,920
Intangible assets, net of accumulated amortization	185,941	150,511
Goodwill	189,667	179,722

Total assets	$1,968,710	$2,274,228

Liabilities and Equity
Liabilities:
Accounts payable	$9,031	$5,807
Accrued liabilities	189,222	263,668
Payable to former stockholder	10,455	262,309
Deferred revenue and other advances	33,895	36,425
Revolving credit facility	215,000	—
Senior unsecured notes	300,000	300,000
Deferred taxes, net	16,709	—

Total liabilities	774,312	868,209
Commitments and contingencies
Equity:
DreamWorks Animation SKG, Inc. Stockholders’ Equity:
Class A common stock, par value $0.01 per share, 350,000,000 shares authorized, 105,718,014 and 104,155,993 shares issued, as of December 31, 2014 and 2013, respectively	1,057	1,042
Class B common stock, par value $0.01 per share, 150,000,000 shares authorized, 7,838,731 shares issued and outstanding, as of December 31, 2014 and 2013	78	78
Additional paid-in capital	1,172,806	1,100,101
Accumulated other comprehensive loss	(1,827)	(600)
Retained earnings	762,784	1,072,398
Less: Class A Treasury common stock, at cost, 27,884,524 and 27,439,119 shares, as of December 31, 2014 and 2013, respectively	(778,541)	(768,224)

Total DreamWorks Animation SKG, Inc. stockholders’ equity	1,156,357	1,404,795
Non-controlling interests	38,041	1,224

Total equity	1,194,398	1,406,019

Total liabilities and equity	$1,968,710	$2,274,228

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in thousands, except per share amounts)
Revenues	$234,244	$204,283	$684,623	$706,916
Operating expenses (income):
Costs of revenues	345,379	122,977	681,113	416,383
Selling and marketing	32,918	18,296	61,252	39,424
General and administrative	108,620	48,425	262,013	184,631
Product development	3,632	860	5,217	3,347
Change in fair value of contingent consideration	(6,825)	1,500	(16,500)	1,500
Other operating income	(1,767)	(8,517)	(8,429)	(14,709)

Operating (loss) income	(247,713)	20,742	(300,043)	76,340
Non-operating income (expense):
Interest expense, net	(4,769)	(928)	(11,866)	(57)
Other (expense) income, net	(17,730)	1,298	(14,361)	6,187
Decrease (increase) in income tax benefit payable to former stockholder	253,623	677	253,861	(675)

(Loss) income before loss from equity method investees and income taxes	(16,589)	21,789	(72,409)	81,795
Loss from equity method investees	5,869	2,781	13,808	6,891

(Loss) income before income taxes	(22,458)	19,008	(86,217)	74,904
Provision for income taxes	239,383	1,726	222,104	19,181

Net (loss) income	(261,841)	17,282	(308,321)	55,723
Less: Net income attributable to non-controlling interests	1,378	92	1,293	639

Net (loss) income attributable to DreamWorks Animation SKG, Inc.	$(263,219)	$17,190	$(309,614)	$55,084

Net (loss) income per share of common stock attributable to DreamWorks Animation SKG, Inc.
Basic net (loss) income per share	$(3.08)	$0.20	$(3.65)	$0.66
Diluted net (loss) income per share	$(3.08)	$0.20	$(3.65)	$0.65
Shares used in computing net (loss) income per share
Basic	85,392	84,159	84,771	83,994
Diluted	85,392	86,432	84,771	85,293

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year Ended December 31,
	2014	2013
	(in thousands)
Operating activities
Net (loss) income	$(308,321)	$55,723
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Amortization and write-off of film and other inventory costs	625,567	360,480
Other impairments and write-offs	19,591	650
Amortization of intangible assets	14,544	10,475
Depreciation and amortization	6,491	4,459
Amortization of deferred financing costs	1,173	338
Stock-based compensation expense	19,302	18,531
Change in fair value of contingent consideration	(16,500)	1,500
Revenue earned against deferred revenue and other advances	(65,193)	(95,631)
Income related to investment contributions	(8,429)	(16,145)
Gain on sale of a technology project	—	(6,377)
Loss from equity method investees	13,808	6,891
Deferred taxes, net	222,066	20,394
Changes in operating assets and liabilities, net of the effects of acquisitions:
Restricted cash	(25,000)	—
Trade accounts receivable	(20,866)	(26,094)
Receivables from distributors	9,456	(17,430)
Film and other inventory costs	(484,285)	(440,416)
Intangible assets	—	1,021
Prepaid expenses and other assets	(32,827)	(9,459)
Accounts payable and accrued liabilities	22,627	44,975
Payable to former stockholder	(251,854)	(15,322)
Income taxes payable/receivable, net	(836)	449
Deferred revenue and other advances	97,041	127,980

Net cash (used in) provided by operating activities	(162,445)	26,992

Investing activities
Investments in unconsolidated entities	(20,645)	(19,451)
Proceeds from sale of a technology project	—	6,409
Purchases of property, plant and equipment	(34,358)	(39,385)
Acquisitions of character and distribution rights	(51,000)	—
Acquisitions, net of cash acquired	(12,605)	(32,120)

Net cash used in investing activities	(118,608)	(84,547)

Financing activities
Proceeds from stock option exercises	12,167	6,886
Deferred financing costs	—	(7,732)
Purchase of treasury stock	(10,545)	(37,656)
Contingent consideration payment	(79,665)	—
Proceeds from sale of non-controlling equity interest	81,250	—
Borrowings from revolving credit facility	250,000	68,000
Repayments of borrowings from revolving credit facility	(35,000)	(233,000)
Borrowings from senior unsecured notes	—	300,000

Net cash provided by financing activities	218,207	96,498

DREAMWORKS ANIMATION SKG, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS - (continued)

(Unaudited)

	Year Ended December 31,
	2014	2013
	(in thousands)

Effect of exchange rate changes on cash and cash equivalents	1,606	(2,722)

(Decrease) increase in cash and cash equivalents	(61,240)	36,221
Cash and cash equivalents at beginning of year	95,467	59,246

Cash and cash equivalents at end of year	$34,227	$95,467

Non-cash investing activities:
Contingent consideration portion of business acquisition purchase price	$—	$95,000
Intellectual property and technology licenses granted in exchange for equity interest	7,730	13,596
Services provided in exchange for equity interest	776	2,675

Total non-cash investing activities	$8,506	$111,271

Supplemental disclosure of cash flow information:
Cash paid (refunded) during the year for income taxes, net	$1,209	$(1,693)

Cash paid during the year for interest, net of amounts capitalized	$14,325	$—

Non-GAAP Measures

In addition to the financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP measures: Adjusted Income/Loss and Adjusted EBITDA (collectively, “non-GAAP measures”). Adjusted Income/Loss and Adjusted EBITDA are not prepared in accordance with U.S. GAAP. We believe the use of these non-GAAP measures on a consolidated basis assists investors in comparing our ongoing operating performance between periods. Adjusted Income/Loss and Adjusted EBITDA provide a supplemental presentation of our operating performance and generally reflect adjustments for unusual or non-operational activities. We may not calculate Adjusted Income/Loss or Adjusted EBITDA in a manner consistent with the methodologies used by other companies. Adjusted Income/Loss and Adjusted EBITDA (a) do not represent our operating income or cash flows from operating activities as defined by U.S. GAAP; (b) in the case of Adjusted EBITDA, does not include all of the adjustments used to compute consolidated cash flow for purposes of the covenants applicable to the Notes; (c) are not necessarily indicative of cash available to fund our cash flow needs; and (d) should not be considered alternatives to net income, operating income, cash provided by operating activities or our other financial information as determined under U.S. GAAP. Our presentation of Adjusted Income/Loss and Adjusted EBITDA measures should not be construed as an implication that our future results will be unaffected by unusual items.

Adjusted Income / Loss Measures

On January 22, 2015, the Company announced its restructuring initiatives (the “2015 Restructuring Plan”) that are intended to refocus the Company’s core feature animation business. In connection with the 2015 Restructuring Plan, the Company has made changes in its senior leadership team and has also made changes based on its reevaluation of the Company’s feature film slate. The Company evaluates operating performance to exclude the effects of the charges related to the execution of the 2015 Restructuring Plan as it believes the restructuring-related charges do not correlate with the ongoing operating results of the Company’s business and were charges that resulted from significant decisions that were made in order to refocus the Company. As a result, the Company believes that presenting the Company’s Adjusted Operating Income/Loss, Adjusted Net Income/Loss Attributable to DWA and Adjusted Diluted Income/Loss per share (collectively, “Adjusted Income/Loss Measures”) will aid investors in evaluating the performance of the Company. The Company defines Adjusted Income/Loss Measures as net earnings (loss) adjusted to exclude the items within its Consolidated Statements of Operations that relate to its 2015 Restructuring Plan (as discussed further in the footnotes to the tables below).

The Company uses these Adjusted Income/Loss Measures to, among other things, evaluate the Company’s operating performance. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of the Company’s operational strength and business performance because they provide a link between profitability and operating cash flow. The Company believes these measures are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company’s management and help improve investors’ understanding of the Company’s operating performance. In addition, the Company believes that these are among the primary measures used externally by the Company’s investors, analysts and industry peers for purposes of valuation and for the comparison of the Company’s operating performance to other companies in its industry.

Adjusted Income/Loss Measures Reconciliation

The following is a reconciliation of each of the Company’s GAAP measures (operating income/loss, net income/loss attributable to DreamWorks Animation SKG, Inc. and diluted earnings per share) to the non-GAAP adjusted amounts. In addition, following this table are certain additional reconciliations for each of adjusted costs of revenues, adjusted selling and marketing and adjusted general and administrative, which are components of the Adjusted Income/Loss Measures.

DREAMWORKS ANIMATION SKG, INC.

ADJUSTED INCOME/LOSS RECONCILIATIONS

(Unaudited)

	December 31, 2014
	Three Months Ended	Year Ended
	(in thousands, except per share amounts)
Operating (loss) - as reported	$(247,713)	$(300,043)
Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	43,393	43,393
Film and other inventory write-offs(2)	155,452	155,452
Other contractual obligations(3)	11,229	11,229

Total restructuring-related charges	210,074	210,074
Adjusted operating (loss)	$(37,639)	$(89,969)

Net (loss) attributable to DreamWorks Animation SKG, Inc. - as reported	$(263,219)	$(309,614)
Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	43,393	43,393
Film and other inventory write-offs(2)	155,452	155,452
Other contractual obligations(3)	11,229	11,229

Total restructuring-related charges	210,074	210,074
Tax impact(4)	(10,924)	(19,537)
Adjusted net (loss) attributable to DreamWorks Animation SKG, Inc.	$(64,069)	$(119,077)

Loss per share - as reported	$(3.08)	$(3.65)
Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	0.51	0.51
Film and other inventory write-offs(2)	1.82	1.83
Other contractual obligations(3)	0.13	0.13

Total restructuring-related charges	2.46	2.47
Tax impact(4)	(0.13)	(0.23)
Adjusted loss per share	$(0.75)	$(1.41)

DREAMWORKS ANIMATION SKG, INC.

ADJUSTED EXPENSE RECONCILIATIONS

(Unaudited)

Three Months Ended
December 31, 2014
(in thousands)
Costs of revenues - as reported	$345,379
Reverse 2015 Restructuring Plan charges:
Film and other inventory write-offs(2)	(155,452)

Total restructuring-related charges	(155,452)
Adjusted costs of revenues	$189,927

Selling and marketing - as reported	$32,918
Reverse 2015 Restructuring Plan charges:
Other contractual obligations(3)	(9,391)

Total restructuring-related charges	(9,391)
Adjusted selling and marketing	$23,527

General and administrative - as reported	$108,620
Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	(43,393)
Other contractual obligations(3)	(1,838)

Total restructuring-related charges	(45,231)
Adjusted general and administrative	$63,389

(1)	Employee-Related Termination Costs. Employee-related termination costs consist of severance and benefits (including stock-based compensation) attributable to employees that were terminated in connection with the 2015 Restructuring Plan.
(2)

Film and other inventory write-offs. Film and other inventory write-offs (as presented in the table above) consist of only those capitalized production costs for unreleased titles that were written-off as part of our 2015 Restructuring Plan. In connection with this plan, we changed our creative leadership and we made certain decisions to change our future film slate (which included the decision to abandon certain projects and change creative direction on certain titles). These costs were expensed during the quarter ended December 31, 2014 due to the timing of these decisions. The Company excludes them for purposes of the Adjusted Income/Loss Measures as the amounts would not have been incurred during the Company’s standard financial close procedures as these were changes that resulted from decisions to restructure the business.
(3)	Other contractual obligations. Other contractual obligations consist of amounts due to third parties as a result of the changes made to the Company’s film slate as described in (2) above.
(4)	Tax Impact. The Tax Impact of the non-GAAP adjustments is calculated at the Company’s combined effective tax rate.

Adjusted EBITDA

In connection with our issuance of the Notes on August 14, 2013, we began to use Adjusted EBITDA to provide investors with a measure of our ability to make our interest payments on the Notes. We define Adjusted EBITDA as net income before provision for income taxes, loss from equity method investees, increase/decrease in income tax benefit payable to former stockholder, other income (net), interest income (net), other non-cash operating income, depreciation and amortization, stock-based compensation expense, impairments and other charges and certain components of amortization of film and other inventory costs (refer to the reconciliation below). Although the indenture governing the Notes does not include covenants based on Adjusted EBITDA, we believe our investors and noteholders use Adjusted EBITDA as one indicator of our ability to comply with our debt covenants as it is similar to the consolidated cash flow measure described in the indenture (refer to our Current Report on Form 8-K filed on August 14, 2013). Although consolidated cash flow is not a financial covenant under the indenture, it is a measure that is used to determine our ability to make certain restricted payments and incur additional indebtedness in accordance with the terms of the indenture.

Adjusted EBITDA Reconciliation

We believe that net income is the most directly comparable U.S. GAAP measure to Adjusted EBITDA. Accordingly, the table below presents a reconciliation of net income (or loss) to Adjusted EBITDA. The reconciliation also includes a further reconciliation of Adjusted EBITDA to exclude the charges associated with the 2015 Restructuring Plan (as described above). Lastly, as Adjusted EBITDA is also used as a liquidity measure, the table also presents a reconciliation of Adjusted EBITDA to cash flow (used in) provided by operating activities.

DREAMWORKS ANIMATION SKG, INC.

ADJUSTED EBITDA RECONCILIATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(in thousands)
Reconciliation of Net (Loss) Income to Adjusted EBITDA:
Net (loss) income	$(261,841)	$17,282	$(308,321)	$55,723
Provision for income taxes	239,383	1,726	222,104	19,181
Loss from equity method investees	5,869	2,781	13,808	6,891
(Decrease) increase in income tax benefit payable to former stockholder	(253,623)	(677)	(253,861)	675
Other expense (income), net	17,730	(1,298)	14,361	(6,187)
Interest expense, net	4,769	928	11,866	57

Operating (loss) income	(247,713)	20,742	(300,043)	76,340
Income related to investment contributions	(1,767)	(2,112)	(8,429)	(16,145)
Amounts included in amortization of film and other inventory costs(1)	29,665	4,524	54,239	29,456
Film impairments	39,946	20,226	99,124	20,226
Other impairments	17,134	—	17,134	—
Depreciation and amortization(2)	6,865	4,173	21,035	14,934
Stock-based compensation expense	10,915	4,048	19,302	18,531

Adjusted EBITDA	$(144,955)	$51,601	$(97,638)	$143,342

Reconciliation of Adjusted EBITDA to exclude 2015 Restructuring Plan:
Reverse 2015 Restructuring Plan charges(4):
Employee-related termination costs	$43,393	$—	$43,393	$—
Film and other inventory write-offs	155,452	—	155,452	—
Other contractual obligations	11,229	—	11,229	—

Total restructuring-related charges	210,074	—	210,074	—

Adjusted EBITDA (excluding 2015 Restructuring Plan)	$65,119	$51,601	$112,436	$143,342

Reconciliation of Adjusted EBITDA to Cash (Used in) Provided by Operating Activities:
Adjusted EBITDA	$(144,955)	$51,601	$(97,638)	$143,342
Amortization and write-off of film and other inventory costs(3)	257,860	81,241	472,204	310,798
Revenue earned against deferred revenue and other advances	(22,050)	(24,142)	(65,193)	(95,631)
Change in fair value of contingent consideration	(6,825)	1,500	(16,500)	1,500
Other expense, net	(17,730)	1,298	(14,361)	6,187
Interest expense, net	(4,769)	(928)	(11,866)	(57)
Gain on sale of a technology project	—	(6,377)	—	(6,377)
Net refund from (payments of) income taxes and stockholder payable	(1,137)	493	786	(14,251)
Changes in certain operating asset and liability accounts	(82,193)	(148,133)	(429,877)	(318,519)

Cash (used in) provided by operating activities	$(21,799)	$(43,447)	$(162,445)	$26,992

(1)	Amortization and write-offs of film and other inventory costs in any period include depreciation and amortization, interest expense and stock-based compensation expense that were capitalized as part of film and other inventory costs in the period that those charges were incurred. For purposes of Adjusted EBITDA, we add back the portion of amortization and write-offs of film and other inventory costs that represents amounts previously capitalized as depreciation and amortization, interest expense and stock-based compensation expense.
(2)	Includes those amounts pertaining to the amortization of intangible assets that are classified within costs of revenues.
(3)	Represents the remaining portion of amortization and write-off of film and other inventory costs not already included in Adjusted EBITDA (refer to reconciliation of net income (or loss) to Adjusted EBITDA).
(4)	Refer to footnotes in the Adjusted Income/Loss Measures Reconciliation section for a description of these adjustments.